Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Overseas Shipholding Group, Inc. 2019 Incentive Compensation Plan for Management of our reports dated March 13, 2020, with respect to the consolidated financial statements of Overseas Shipholding Group, Inc. and the effectiveness of internal control over financial reporting of Overseas Shipholding Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tampa, Florida
March 16, 2020